Virtus Equity & Convertible Income Fund

Section 19(a) Notice

HARTFORD, CT, March 30, 2026 – Virtus Equity & Convertible Income Fund (NYSE: NIE) declared a distribution of $0.50 per share to shareholders of record at the close of business on March 16, 2026 (ex-date March 16, 2026).

The following table sets forth, as of the date of this notice, the estimated amounts of the most current distribution and the cumulative distributions paid this fiscal year to date from the following sources. All amounts are expressed based on U.S. generally accepted accounting principles which may differ from federal income tax regulations.

Distribution Estimates	March 2026 (QTD)		Fiscal Year-to-Date (YTD) (1)
(Sources)	Per Share Amount	Percentage of Current Distribution	Per Share Amount	Percentage of Current Distribution
Net Investment Income	$0.016	3.1%	$0.016	3.1%
Net Realized Short-Term Capital Gains	0.484	96.9%	0.484	96.9%
Net Realized Long-Term Capital Gains	0.000	0.0%	0.000	0.0%
Return of Capital (or other Capital Source)	0.000	0.0%	0.000	0.0%
Total Distribution	$0.500	100.0%	$0.500	100.0%

(1)	Fiscal year started February 1, 2026.

Information regarding the Fund’s performance and distribution rates is set forth below. Please note that all performance figures are based on the Fund’s NAV and not the market price of the Fund’s shares. Performance figures are not meant to represent individual shareholder performance.

February 27, 2026
Average Annual Total Return on NAV for the 5-year period (2)	8.45%
Annualized Current Distribution Rate (3)	7.15%
Fiscal YTD Cumulative Total Return on NAV (4)	-0.50%
Fiscal YTD Cumulative Distribution Rate (5)	1.79%

(2)	Average Annual Total Return on NAV is the annual compound return for the five-year period. It reflects the change in the Fund’s NAV and reinvestment of all distributions.
(3)	Annualized Current Distribution Rate is the current distribution rate annualized as a percentage of the Fund’s NAV at month end.
(4)

Fiscal YTD Cumulative Total Return on NAV is the percentage change in the Fund’s NAV from the first day of the fiscal year to this month end, including distributions paid and assuming reinvestment of those distributions.

(5)

Fiscal YTD Cumulative Distribution Rate is the dollar value of distributions expected to be paid from the first day of the fiscal year through the next calendar quarter end as a percentage of the Fund’s NAV at month end.

Virtus Equity & Convertible Income Fund - 2

Under the terms of its Managed Distribution Plan, the Fund will seek to maintain a consistent distribution level that may be paid in part, or in full, from net investment income and realized capital gains, or a combination thereof. Shareholders should note, however, that if the Fund’s aggregate net investment income and net realized capital gains are less than the amount of the distribution level, the difference will be distributed from the Fund’s assets and will constitute a return of the shareholder’s capital. You should not draw any conclusions about the Fund’s investment performance from the amount of this distribution or from the terms of the Fund’s Managed Distribution Plan.

The amounts and sources of distributions reported in this notice are estimates only and are not being provided for tax reporting purposes. The actual amounts and sources of the distributions for tax purposes will depend on the Fund’s investment experience during the remainder of its fiscal year and may be subject to changes based on tax regulations. The Fund or your broker will send you a Form 1099-DIV for the calendar year that will tell you what distributions to report for federal income tax purposes.

For more information on Virtus Equity & Convertible Income Fund, contact shareholder services at (866) 270-7788, by email at closedendfunds@virtus.com, or through the Closed-End Funds section of virtus.com.

CUSIP: 92841M101

# # #

Virtus Equity & Convertible Income Fund

Section 19(a) Notice

HARTFORD, CT, June 29, 2026 – Virtus Equity & Convertible Income Fund (NYSE: NIE) declared a distribution of $0.58 per share to shareholders of record at the close of business on June 15, 2026 (ex-date June 15, 2026).

The following table sets forth, as of the date of this notice, the estimated amounts of the most current distribution and the cumulative distributions paid this fiscal year to date from the following sources. All amounts are expressed based on U.S. generally accepted accounting principles which may differ from federal income tax regulations.

Distribution Estimates	June 2026 (QTD)		Fiscal Year-to-Date (YTD) (1)
(Sources)	Per Share Amount	Percentage of Current Distribution	Per Share Amount	Percentage of Current Distribution
Net Investment Income	$0.010	1.7%	$0.034	3.1%
Net Realized Short-Term Capital Gains	0.570	98.3%	1.046	96.9%
Net Realized Long-Term Capital Gains	0.000	0.0%	0.000	0.0%
Return of Capital (or other Capital Source)	0.000	0.0%	0.000	0.0%
Total Distribution	$0.580	100.0%	$1.080	100.0%

(1)	Fiscal year started February 1, 2026.

Information regarding the Fund’s performance and distribution rates is set forth below. Please note that all performance figures are based on the Fund’s NAV and not the market price of the Fund’s shares. Performance figures are not meant to represent individual shareholder performance.

May 29, 2026
Average Annual Total Return on NAV for the 5-year period (2)	10.16%
Annualized Current Distribution Rate (3)	6.56%
Fiscal YTD Cumulative Total Return on NAV (4)	10.52%
Fiscal YTD Cumulative Distribution Rate (5)	3.54%

(2)	Average Annual Total Return on NAV is the annual compound return for the five-year period. It reflects the change in the Fund’s NAV and reinvestment of all distributions.
(3)	Annualized Current Distribution Rate ($0.50 per share) is the current distribution rate annualized as a percentage of the Fund’s NAV at month end.
(4)

Fiscal YTD Cumulative Total Return on NAV is the percentage change in the Fund’s NAV from the first day of the fiscal year to this month end, including distributions paid and assuming reinvestment of those distributions.

(5)

Fiscal YTD Cumulative Distribution Rate is the dollar value of distributions expected to be paid from the first day of the fiscal year through the next calendar quarter end as a percentage of the Fund’s NAV at month end.

Virtus Equity & Convertible Income Fund - 2

Under the terms of its Managed Distribution Plan, the Fund will seek to maintain a consistent distribution level that may be paid in part, or in full, from net investment income and realized capital gains, or a combination thereof. Shareholders should note, however, that if the Fund’s aggregate net investment income and net realized capital gains are less than the amount of the distribution level, the difference will be distributed from the Fund’s assets and will constitute a return of the shareholder’s capital. You should not draw any conclusions about the Fund’s investment performance from the amount of this distribution or from the terms of the Fund’s Managed Distribution Plan.

The amounts and sources of distributions reported in this notice are estimates only and are not being provided for tax reporting purposes. The actual amounts and sources of the distributions for tax purposes will depend on the Fund’s investment experience during the remainder of its fiscal year and may be subject to changes based on tax regulations. The Fund or your broker will send you a Form 1099-DIV for the calendar year that will tell you what distributions to report for federal income tax purposes.

For more information on Virtus Equity & Convertible Income Fund, contact shareholder services at (866) 270-7788, by email at closedendfunds@virtus.com, or through the Closed-End Funds section of virtus.com.

CUSIP: 92841M101

# # #